As filed with the Securities and Exchange Commission on August 5, 2009
Registration No. 333-116232

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRANA BIOTECHNOLOGY LIMITED
(Exact name of Registrant as specified in its charter)

Australia	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Prana Biotechnology Limited
ABN 37 080 699 065
Level 2, 369 Royal Parade, Parkville, Victoria 3052 Australia
Tel. +61-3-9349-4906
(Address and telephone number of Registrant's principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
P.O. Box 885
Newark, Delaware 19715
Tel. (302) 738-6680
(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Michael Quinert, Esq.	Steven J. Glusband, Esq.
Oakley Thompson & Co.	Carter Ledyard & Milburn LLP
Level 17, 500 Collins Street, Melbourne Vic	2 Wall Street
3000 Australia	New York, NY 10005
Tel: (61 3) 8676 0222	Tel: 212-238-8605
Fax: (61 3) 8676 0275	Fax: 212-732-3232

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

DEREGISTRATION OF SHARES; TERMINATION OF REGISTRATION STATEMENT

        On June 7, 2004, Prana Biotechnology Limited, an Australian company (the “Company”), filed a registration statement on Form F-3 (Registration No. 333-116232), registering for resale, from time to time, certain ordinary shares of the Company, no par value, including ordinary shares issuable upon the exercise of certain warrants (together, the “Registered Shares”), by the selling shareholders named in the Registration Statement (the “Selling Shareholders”). The Registration Statement was declared effective on June 16, 2004. On February 28, 2008, the Company filed a Post-Effective Amendment No. 1 to Registration Statement, which was declared effective on March 10, 2008, as supplemented with the information set forth in Prospectus Supplement No. 1 dated October 17, 2008.

        The Registration Statement was filed in connection with certain obligations of the Company to the Selling Shareholders to register the resale of the Registered Shares. The Company has no further obligation to maintain the effectiveness of the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment No. 2 in order to terminate the effectiveness of the Registration Statement and to remove from registration all of the Registered Shares that remain unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended to reflect the deregistration of all such Registered Shares.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Australia, on August 5, 2009.

By: /s/ Geoffrey Kempler —————————————— Geoffrey Kempler Chairman of the Board of Directors and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on August 5, 2009.

Signature	Title

/s/ Geoffrey P. Kempler	Chairman of the Board of Directors and Chief
Geoffrey P. Kempler	Executive Officer

/s/ Richard Revelins	Chief Financial and Accounting Officer
Richard Revelins

/s/ Peter Marks	Director
Peter Marks

/s/ Brian D. Meltzer	Director
Brian D. Meltzer

/s/ George W. Mihaly	Director
George W. Mihaly

Puglisi & Associates	Authorized Representative in the United States

By: /s/ Gregory F. Lavelle
Name: Gregory F. Lavelle
Title: Vice President

*By: /s/ Geoffrey P. Kempler
Geoffrey P. Kempler
Attorney-in-Fact